Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251282

Prospectus Supplement No. 4

(To Prospectus dated December 22, 2020, as amended by

Prospectus Supplement No. 1 dated December 28, 2020,

Prospectus Supplement No. 2 dated December 30, 2020 and

Prospectus Supplement No. 3 dated January 4, 2020)

ASHFORD HOSPITALITY TRUST, INC.

This is Prospectus Supplement No. 4 (this “Prospectus Supplement”) to our Prospectus, dated December 22, 2020, as amended by Prospectus Supplement No. 1, dated December 28, 2020, Prospectus Supplement No. 2, dated December 30, 2020, and Prospectus Supplement No. 3, dated January 4, 2020 (as amended, the “Prospectus”), relating to the offer and sale of up to 10,598,099 shares of common stock, par value $0.01 (“Common Stock”), of Ashford Hospitality Trust, Inc. (the “Company”), by Lincoln Park Capital Fund, LLC (“Lincoln Park”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our current report on Form 8-K filed January 5, 2021. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 5, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 4, 2021

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 4, 2021, Ashford Inc. (“Advisor”), external advisor to Ashford Hospitality Trust, Inc. (the “Company”), entered into a Second Amended and Restated Employment Agreement (the “Employment Agreement”) with J. Robison Hays, III, the Company’s President and Chief Executive Officer.

The Company is not a party to the Employment Agreement, and all of Mr. Hays’ cash compensation and employee health and welfare benefits are provided by the Advisor. However, in connection with the Advisor’s entry into the Employment Agreement with Mr. Hays, the Board of Directors of the Company has agreed to grant Mr. Hays a one-time award of 543,000 shares of restricted stock, upon or as soon as reasonably practicable following the approval by the Company’s shareholders, at its 2021 annual meeting of shareholders, of an amendment to the Company’s 2011 Stock Incentive Plan to increase the number of shares available for issuance thereunder (or a new equity incentive plan). Such grant would be eligible to vest in three equal installments on each of May 14, 2021, 2022, and 2023, generally subject to Mr. Hays’ continued employment through each such date. However, under the Employment Agreement and the Company’s equity award program, Mr. Hays’ equity awards granted by the Company are subject to accelerated vesting upon Mr. Hays’ termination of employment (i) by reason of death or disability, (ii) by the Advisor without “cause” or Mr. Hays with “good reason,” or (iii) by the Advisor without “cause” or Mr. Hays with “good reason” within the one year period following a “change of control.”

This summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed as Exhibit 99.1 hereto and incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Exhibit Description
99.1	Second Amended and Restated Employment Agreement, by and among Ashford Inc., Ashford Hospitality Advisors, LLC, and J. Robison Hays, III, dated as of January 4, 2021.
104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 5, 2021

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary

Exhibit 99.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of January 4, 2021 (the “Effective Date”), is between Ashford Inc., a corporation organized under the laws of the State of Nevada and having its principal place of business at Dallas, Texas, ASHFORD HOSPITALITY ADVISORS, LLC, a Delaware limited liability company organized under the laws of the State of Delaware and having its principal place of business at Dallas, Texas (hereinafter, the “Company”) and J. ROBISON HAYS, III, an individual residing in Dallas, Texas (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive have previously entered into that certain Amended and Restated Employment Agreement dated as of September 13, 2017 (the “Original Agreement”) and now desire to amend and restate the Original Agreement in its entirety; and

WHEREAS, the Company is a subsidiary of Ashford Inc. and currently serves as an external advisor to Ashford Hospitality Trust, Inc., a Maryland corporation (“Ashford Trust”), and Braemar Hotels & Resorts Inc., a Maryland corporation (“Braemar”);

WHEREAS, the Company desires to continue to employ Executive upon the terms and conditions specified herein, and Executive desires such employment.

NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

1.	EMPLOYMENT.

(a) POSITIONS. During the Term (defined below), the Executive shall be employed by the Company to serve in such positions of the Company and Ashford Inc. as the CEO (defined below) shall determine from time to time, and as President and Chief Executive Officer of Ashford Trust. In addition to the foregoing, the Executive shall serve the subsidiaries and affiliates of the Company, Ashford Inc., and Ashford Trust, and shall perform such other duties as reasonably requested by the Company. If the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation provided herein shall not be reduced for so long as the Executive otherwise remains employed by the Company under the terms of this Agreement.

(b) RESPONSIBILITIES. The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the position of President and Chief Executive Officer of Ashford Trust, and such other executive duties and responsibilities as the Chief Executive Officer of the Company (“CEO”) or the Board of Directors of Ashford Inc. (the “AINC Board”) shall from time to time reasonably assign to the Executive. With respect to Ashford Trust, the Executive shall be required to follow all directives of the AINC CEO relating to the performance of the Company’s responsibilities pursuant to the Amended and Restated Advisory Agreement dated June 10, 2015, as amended from time to time, between Ashford Inc., Ashford Trust and their respective affiliates, unless doing so would conflict with his fiduciary duties to Ashford Trust. The Executive’s duties and responsibilities shall not include any matters pertaining to any charitable contributions.

(c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all of his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement and shall not be otherwise employed. However, the Executive may (i) make any passive investments where he is not obligated or required to, and shall not in fact, devote material managerial efforts, (ii) participate in charitable, academic or community activities or in trade or professional organizations, (iii) hold directorships in charitable or non-profit organizations, or (iv) subject to CEO and AINC Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in for profit companies, except only that the CEO or the AINC Board shall have the right to limit such services as a director or such participation whenever the CEO or the AINC Board shall reasonably believe that the time spent on such activities infringes in any material respect upon the time required by the Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

2. TERM. This Agreement shall become effective as of the Effective Date and shall continue for a Term ending on December 31, 2021 (the “Initial Termination Date”) unless it is sooner terminated pursuant to Section 6; provided, however, that this Agreement shall be automatically extended for one additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either the Company or the Executive elect not to extend the Term of this Agreement by notifying the other party in writing of such election not less than one hundred twenty (120) days prior to the expiration of the then current Term. For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any extension pursuant to this Section 2 or early termination of employment pursuant to Section 6.

3. SALARY. The Company shall pay the Executive a Base Salary which shall be payable in periodic installments, less statutory deductions and withholdings, according to the Company’s normal payroll practices. Commencing as of the Effective Date, the Executive’s base salary shall be SEVEN HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($725,000) per year. The AINC Board or a compensation committee duly appointed by the AINC Board (the “Compensation Committee”) shall thereafter review the Executive’s Base Salary annually to determine within its sole discretion whether and to what extent the Executive’s salary may be increased, but in no event shall it be decreased (for the purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3).

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4. ANNUAL INCENTIVE AWARDS.

(a) INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus (the “Incentive Bonus”) for each calendar year during the Term of this Agreement based on the level of accomplishment of management and performance objectives as established by the CEO, the AINC Board or the Compensation Committee. Except as otherwise provided in Section 7, if the Executive is not employed for the full calendar year, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus for the calendar year to which the Executive would have been entitled if the Executive had remained employed for the entire calendar year and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the last day of his employment and the denominator of which is the 365 days of the calendar year. Commencing on January 1, 2021, the targeted annual Incentive Bonus during the Term is 75% to 175% of Base Salary, and in no event shall such targeted Incentive Bonus be decreased. The Incentive Bonus shall be paid as soon as reasonably practical following each calendar year but not later than June 1st of the following year.

(b) INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the Term, the Executive shall be entitled to participate in all other short- and long-term incentive plans, stock and option plans, long term incentive partnership (“LTIP”) plans, practices, policies and other programs, and all savings and retirement plans, practices, policies and programs, in each case that are applicable generally to senior executives of the Company or Ashford Inc., as may be adopted, or amended from time to time, by the Compensation Committee, including, without limitation, equity incentive programs of other companies advised by the Company.

(c) INITIAL ASHFORD TRUST EQUITY AWARD. The Board of Directors of Ashford Trust has authorized a grant of 543,000 restricted shares of Ashford Trust to be made to the Executive on or as soon as reasonably practicable following the approval by the shareholders of Ashford Trust, at the 2021 annual meeting of shareholders of Ashford Trust, of an amendment to Ashford Trust’s equity incentive plan to increase the number of Ashford Trust shares available for issuance thereunder (or a new Ashford Trust equity incentive plan), subject to the Executive’s continued employment with the Company through the date of grant. Such grant of restricted shares will be made subject to the terms and conditions (including vesting) set forth in an award agreement substantially in the form set forth on Exhibit B hereto.

5. BENEFITS.

(a) VACATION. The Executive will be entitled to paid vacation in conformance with the Company’s vacation policy for senior executives but in no event less than four (4) weeks of paid vacation per calendar year. Vacation time not used within the calendar year will not carry forward. The Executive shall not be entitled to cash in lieu of any unused vacation time except as provided herein.

(b) SICK LEAVE. The Executive shall be entitled to paid sick leave in accordance with the sick leave policies of the Company in effect for other senior executive officers.

(c) EMPLOYEE BENEFITS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in other benefits maintained by the Company or Ashford Inc. for its senior executive officers, as such benefits may be modified from time to time and for all such employees, such as, without limitation, any medical, dental, vision, pension, 401(k), deferred compensation, accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other senior executives of the Company or Ashford Inc. The Executive will also be entitled to appropriate office space, administrative support, secretarial assistance, and such other facilities and services as are suitable to the Executive’s positions and as required for the performance of the Executive’s duties.

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(d) EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company’s policy as in effect from time to time and on a basis not less favorable than that applicable to other senior executives of the Company or Ashford Inc., including, without limitation, telephone (including in-home, office and cellular telephone, DSL and/or wi-fi costs), travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of supporting receipts or documentation.

(e) D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer of the Company and Ashford Trust on a basis no less favorable to him than the coverage provided current officers or directors.

6. TERMINATION. The employment of the Executive by the Company and this Agreement (except as otherwise provided herein) shall terminate upon the occurrence of any of the following:

(a) DEATH OR DISABILITY. Immediately upon death or Disability of the Executive. As used in this Agreement, “Disability” shall mean an inability to perform the essential functions of his duties, with or without reasonable accommodation, for a period of 90 consecutive days or a total of 180 days, during any 365-day period, in either case as a result of incapacity due to mental or physical illness which is determined to be total and permanent. A determination of Disability shall be made by a physician satisfactory to both the Executive (or his guardian) and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive (or his guardian) and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive’s inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.

(b) FOR CAUSE. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive unless the Executive fully corrects the circumstances constituting Cause within the cure periods provided below, if applicable. For purposes of this Agreement, “Cause” for termination shall be deemed to exist solely in the event of the following:

(i) The conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of a conviction, plea of guilty or nolo contendere arising under a statutory provision imposing criminal liability upon the Executive on a PER SE basis due to any offices held by the Executive pursuant to the terms of this Agreement, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the CEO or the AINC Board except as permitted in Section 1(b));

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(ii) willful breach of duty of loyalty which is materially detrimental to the Company, Ashford Inc. or any entity advised by the Company, except as permitted in Section 1(b), which is not cured to the reasonable satisfaction of the CEO or the AINC Board within thirty (30) days following written warning to the Executive from the CEO or the AINC Board describing the alleged circumstances;

(iii) willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the lawful directives of the CEO or the AINC Board, except as permitted in Section 1(b) of this Agreement, which continues for thirty (30) days after written warning to the Executive will be deemed a basis for a “For Cause” termination;

(iv) gross negligence or willful misconduct in the performance of the Executive’s duties (which is not cured by the Executive within 30 days after written warning from the CEO or the AINC Board;

(v) the Executive’s willful commission of an act of dishonesty resulting in material economic or financial injury to the Company, Ashford Inc. or any entity advised by the Company or willful commission of fraud; or

(vi) the Executive’s chronic absence from work for reasons other than illness which is not cured to the reasonable satisfaction of the CEO within 30 days following written warning to the Executive from the CEO describing the alleged circumstances.

For purposes of this Section, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company, Ashford Inc., Ashford Trust or the entities advised by the Company, as applicable.

(c) WITHOUT CAUSE OR GOOD REASON. At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon sixty (60) days’ prior written notice to the Executive or to the Company, as the case may be; provided, however, that if the Executive gives notice, without Good Reason, the Company may waive all or a portion of the sixty (60) days’ written notice and accelerate the effective date of the termination.

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(d) FOR GOOD REASON. At the election of the Executive, for Good Reason, which is not cured by the Company within thirty (30) days after written notice from the Executive to the Company setting forth a description of the circumstances constituting Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following actions, omissions or events occurring:

(i) the assignment to the Executive of any title, duties, responsibilities, directives or reporting requirements inconsistent with Section 1(b) hereof or with his positions, from time to time, with the Company or Ashford Inc. or as President and Chief Executive Officer of Ashford Trust or any material diminishment of the Executive’s duties, responsibilities, or status, including failure of Ashford Inc. or the Company to recommend to the board of directors of Ashford Trust (the “Trust Board”) that the Executive serve as the President and Chief Executive Officer of Ashford Trust, without the Executive’s prior written consent;

(ii) a reduction by the Company in the Executive’s annual Base Salary or targeted Incentive Bonus without the Executive’s prior written consent;

(iii) the requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location outside the greater Dallas metropolitan area without the Executive’s prior written consent; or

(iv) any material breach by the Company of any provision of this Agreement.

(e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other parties hereto given in accordance with Section 16(a) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (provided that the date specified shall not be more than thirty (30) days after the giving of the notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(f) DATE OF TERMINATION. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified in the notice (provided that the date specified shall not be more than thirty (30) days after the giving of the notice), as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or such later date specified in such notice, (iii) if the Executive’s employment is terminated by the Executive without Good Reason, the Date of Termination shall be the date on which the Executive notifies the Company of such termination or such later date specified in such notice, unless otherwise agreed by the Company and the Executive, and (iv) if the Executive’s employment is terminated by reason of death or Disability or non-renewal of this Agreement, the Date of Termination shall be the date of death or Disability of the Executive or the Agreement’s non-renewal date, as the case may be.

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7. EFFECTS OF TERMINATION.

(a)            TERMINATION BY THE COMPANY WITHOUT CAUSE; OR NON-RENEWAL BY THE COMPANY. If the employment of the Executive should terminate by reason of (i) termination by the Company for any reason (other than Cause) or (ii) the Company’s failure to renew this Agreement, then all compensation and benefits for the Executive shall be as follows:

(i) The Executive shall be paid, in a single lump sum payment within thirty (30) days after the Date of Termination, the aggregate amount of (A) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation through the Date of Termination, and any Incentive Bonus required to be paid to the Executive pursuant to Section 4(a) above for the prior calendar year to the extent not previously paid, and reimbursement of all expenses through the Date of Termination as required pursuant to Section 5(d) hereof (the “Accrued Obligations”), and (B) three (3) (the “Severance Multiple”) times the sum of (x) the Base Salary in effect on the Termination Date plus (y) the average Incentive Bonus received by the Executive for the three complete calendar years or such lesser number of calendar years as the Executive has been employed by the Company) immediately prior to the Termination Date (the “Severance Payment”).

(ii) At the time when incentive bonuses are paid to the Company’s other senior executives for the calendar year of the Company in which the Date of Termination occurs, the Executive shall be paid a pro-rated Incentive Bonus in an amount equal to the product of (x) the amount of the Incentive Bonus to which the Executive would have been entitled if the Executive’s employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in the applicable calendar year for which the Executive was employed through the Date of Termination and the denominator of which is the 365 days of the calendar year (a “Pro-Rated Bonus”).

(iii) The Company will allow the Executive and his dependents, at the Company’s cost, to continue to participate for a period of thirty-six (36) months following the Date of Termination in the Company’s medical, dental and vision plan in effect as of the Date of Termination. The Company’s payment of this medical coverage will be made monthly during this period of coverage. To the extent such medical benefits are taxable to the Executive, such benefits will not affect benefits to be provided in any other taxable year, and such amounts are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A) as “in-kind benefits”; provided, that if such continued medical, dental, or vision coverage cannot be provided under the terms of the applicable benefit plan or applicable law, or would result in the imposition of penalties or excise taxes under the Internal Revenue Code, then the Company shall instead pay the Executive a monthly amount during such thirty-six (36) month period equal to the monthly premiums paid for the Executive’s (and his applicable dependents’) participation in such medical, dental, and vision coverage as of immediately prior to the Date of Termination. In addition, the Company will reimburse the Executive for a period of thirty-six (36) months following the Date of Termination for the cost of coverage for life insurance and long-term disability insurance, based upon the level of such benefits that were provided to the Executive under the Company’s life insurance and long-term disability plans in effect as of the Date of Termination, which reimbursements will be paid within seven (7) days after the Executive pays any applicable premium. (The amount of any such reimbursements may not affect the expenses eligible for reimbursement in any other year. Such reimbursements are intended to meet the requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).) (Collectively, these welfare benefits under (iii) are referred to as the “Other Benefits”). If the Executive engages in regular employment after his termination of employment with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligation under this Section 7(a)(iii) to provide comparable benefits (or reimbursements) to the extent of the benefits so received, and such benefit hereunder shall be forfeited.

(iv) Any annual performance shares, restricted shares, LTIP units or options awarded under Section 4(b) hereof shall immediately vest. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(a), all outstanding stock options, restricted stock, LTIP units, and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by the Company without cause or a non-renewal by the Company, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.

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(b) TERMINATION BY THE EXECUTIVE WITH GOOD REASON. In the event that the Executive’s employment is terminated by the Executive with Good Reason, the Company will pay the Executive the same Accrued Obligations, Severance Payment, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i), (ii), (iii) and (iv) above at the times as provided in such sections. Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(b), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by the Executive with good reason, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.

(c) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. If the Executive’s employment is terminated by the Executive without Good Reason including a resignation by the Executive without Good Reason and including an election not to renew this Agreement by the Executive, the Company will pay the Executive the Accrued Obligations as provided in Section 7(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-Rated Bonus and accelerated vesting set forth in Sections 7(a)(i), (ii) and (iv) hereof; however, the Company shall allow the Executive and his dependents, at the Company’s cost, during the Non-Compete Period (hereinafter defined), to continue to participate in the Company’s Other Benefits in effect as of the Date of Termination as provided and paid in the manner set forth in Section 7(a)(iii), but only through the expiration of the Non-Compete Period. If the Executive engages in regular employment after his Date of Termination with any organization, any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the Other Benefits provided by the Company will relieve the Company of its obligation under this Section 7(c) to provide comparable benefits to the extent of the benefits so received, and such benefit hereunder shall be forfeited. In addition, subject to the Executive honoring the non-compete covenant in Section 10(a) hereof, the Company shall pay the Executive a non-compete payment (the “Non-Compete Payment”) equal to the Severance Payment determined with a Severance Multiple equal to one (1). Subject to the Executive honoring the non-compete covenant in Section 10(a) hereof, the Non-Compete Payment shall be paid monthly over the one-year Non-Compete Period following the Date of Termination in equal monthly installments of one-twelfth (1/12th) of the Non-Compete Payment.

(d) TERMINATION BY THE COMPANY FOR CAUSE. If the Executive’s employment is terminated by the Company for Cause, the Company will pay the Executive the Accrued Obligations as provided in Section 7(a)(i) above but the Executive shall not be entitled to the Severance Payment, Pro-Rated Bonus, the Other Benefits and accelerated vesting set forth in Sections 7(a)(i), (ii), (iii) and (iv) hereof.

(e) TERMINATION FOR DEATH OR DISABILITY. If the employment of the Executive should terminate by reason of death or Disability of the Executive, then, the Company will pay the Executive the same Accrued Obligations, Severance Payment, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i), (ii), (iii) and (iv) above at the times as provided in such sections; provided, however, the Severance Multiple for calculation of the Severance Payment shall be one (1). Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 7(e), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. Further, the Company agrees that upon a termination by reason of death or disability of the Executive, to the extent any LTIP units held by Executive have yet to reach the economic equivalent of common units, the LTIP units shall be fully vested (as provided above) but shall continue to be subject to the earn-up provisions of the organizational documents of the issuer, and the Company shall take all reasonable efforts to cause such LTIP units to fully earn-up in accordance with such provisions.

(f) TERMINATION OF AUTHORITY. Immediately upon the Date of Termination or upon the expiration of this Agreement, notwithstanding anything else to the contrary contained herein or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following the termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason (including Executive’s termination of his employment after a Change in Control (as defined herein) or an election by the Executive not to renew this Agreement), the Executive agrees to resign immediately from the board of directors (or any equivalent governing body) of each of the Company, Ashford Inc., Ashford Trust, Braemar, or any other company advised by Ashford Inc. or its subsidiaries.

(g) RELEASE OF CLAIMS. As a condition of Executive’s entitlement to the Severance Payment, Pro-Rated Bonus, Non-Compete Payment and Other Benefits provided by this Agreement, the Executive shall be required to execute the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Exhibit A (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof) (the “Release”) within the applicable time period provided in the Release (the “Applicable Release Period”); and shall forfeit all such aforementioned payments hereunder if it is not so timely executed; provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.

(h) CODE SECTION 409A AND TERMINATION PAYMENTS. All payments provided under this Agreement shall be subject to this Section 7(h). Notwithstanding anything herein to the contrary, to the extent that the Board reasonably determines, in its sole discretion, that any payment or benefit to be provided under this Agreement to or for the benefit of Executive would be subject to the additional tax imposed under Section 409A(a)(1)(B) of the Code or a successor or comparable provision, the commencement of such payments and/or benefits shall be delayed until the earlier of (i) the date that is six months following the Date of Termination or (ii) the date of Executive’s death (such date is referred to herein as the “Distribution Date”), provided, if at such time Executive is a “specified employee” of the Company (as defined in Treasury Regulation Section 1.409A-1(i)) and if amounts payable under this Agreement are on account of an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A-1(m)), Executive shall receive payments during the six-month period immediately following the Date of Termination equal to the lesser of (x) the amount payable under this Agreement, as the case may be, or (y) two times the compensation limit in effect under Code Section 401(a)(17) for the calendar year in which the Termination Date occurs (with any amounts that otherwise would have been payable under this Agreement during such six-month period being paid on the first regular payroll date following the six-month anniversary of the Date of Termination). In the event that the Board determines that the commencement of any of the employee benefits to be provided under this Agreement are to be delayed pursuant to the preceding sentence, the Company shall require Executive to bear the full cost of such employee benefits until the Distribution Date at which time the Company shall reimburse Executive for all such costs. Finally, for the purposes of this Agreement, amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

8. CHANGE OF CONTROL.

(a) CHANGE OF CONTROL. For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(i) any “person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as modified in Section 12(d) and 14(d) of the Exchange Act) other than (A) Ashford Inc. or any of its subsidiaries or any of its officers or directors, (B) any employee benefit plan of Ashford Inc. or the Company or any of their subsidiaries, (C) a company owned, directly or indirectly, by stockholders of Ashford Inc. in substantially the same proportions as their ownership of Ashford Inc., or (D) an underwriter temporarily holding securities pursuant to an offering of such securities, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Ashford Inc. or Ashford Trust representing 30% or more of the shares of voting stock of Ashford Inc. or Ashford Trust then outstanding;

(ii) the consummation of any merger, reorganization, business combination or consolidation of the Company, Ashford Inc. or one of the subsidiaries of the Company or Ashford Inc. with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company or Ashford Inc., as applicable, outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of Ashford Inc. or the surviving company or the parent of such surviving company;

(iii) the consummation of the sale or disposition by Ashford Inc. of all or substantially all of Ashford Inc.’s assets, other than a sale or disposition if the holders of the voting securities of Ashford Inc. outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or the stockholders of Ashford Inc. approve a plan of complete liquidation or dissolution of Ashford Inc. as applicable; or

(iv) individuals who, as of the Effective Date, constitute the AINC Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the AINC Board ; provided, however, that any individual becoming a director subsequent to the Effective Date whose election to the AINC Board was approved or recommended to respective stockholders of Ashford Inc. by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the AINC Board.

(b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. If a Change of Control occurs during the Term or the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason on or before the one (1) year anniversary of the effective date of the Change of Control, then the Executive shall be entitled to the Accrued Obligations, Pro-Rated Bonus, Other Benefits and accelerated vesting, all as provided in Sections 7(a)(i), (ii), (iii) and (iv) above at the times as provided in such sections. In addition, the Executive shall be entitled to a Severance Payment determined and paid in accordance with Section 7(a)(i) above; PROVIDED, HOWEVER, the Severance Multiple shall be three (3). Without limiting the foregoing, it is agreed that if the Executive’s employment is terminated pursuant to this Section 8(b), all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the Company’s equity incentive plans (or awards substituted therefore covering the securities of a successor company) shall become immediately vested and exercisable in full. Likewise, all outstanding stock options, restricted stock, LTIP units and other equity awards granted to the Executive under any of the equity incentive plans of any entity advised by Ashford Inc. shall become immediately vested and exercisable in full to the extent provided in such plans and consistent with the vesting terms of such awards. All payments under this Section 8(b) are subject to the restrictions set forth in Section 7(h) and may be delayed as set forth in Section 7(h) in order to satisfy the requirements of Section 409A of the Internal Revenue Code.

9. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that the Executive has and will have access to confidential and proprietary information of the Company, Ashford Inc. and any entity advised by the Company, which, in each case, constitute valuable, special, and unique assets of such entity. The term “Confidential Information” as used in this Agreement shall mean all proprietary information which is known only to the Executive, the Company, Ashford Inc., any entity advised by the Company, other employees of the Company, or others in a confidential relationship with the Company, Ashford Inc. or any entity advised by Ashford Inc., and relating to the business of the Company, Ashford Inc. or such other entity, as applicable (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, acquisitions, products, profits, costs, conditions (financial or other), cash flows, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time), which the Executive acquired or obtained by virtue of work performed for the Company, or which the Executive may acquire or may have acquired knowledge of during the performance of said work.

The Executive acknowledges that the Company has put in place certain policies and practices to keep such Confidential Information secret, including disclosing the information only on a need-to-know basis. The Executive further acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort, and money and provides the Company with an advantage over competitors who do not know such Confidential Information. Finally, the Executive acknowledges that such Confidential Information, if revealed to or used for the benefit of the Company’s competitors or in a manner contrary to the Company’s interests, would cause extensive and immeasurable harm to the Company and to the Company’s competitive position.

The Executive shall not, during the Term or at any time thereafter, use for personal gain or detrimentally to the Company all or any part of the Confidential Information, or disclose or make available all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. Notwithstanding the foregoing, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company, Ashford Inc. or an entity advised by the Company or the affiliated entities of such entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company, Ashford Inc. or an entity advised by the Company or the affiliated entities of such entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company, if legally permissible, with prompt notice of such requirement as set forth below in this Section 9.

The Executive acknowledges that the Confidential Information shall remain at all times the exclusive property of the Company, and no license is granted. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, or within seven (7) business days of the Company’s request under any other circumstances, the Executive shall deliver to the Company all Confidential Information, in any form whatsoever, including electronic formats, and shall not take with him any Confidential Information or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business including, without limitation, markets, valuation methods and techniques, capital markets, investor and business relationships and similar items, and that the provisions of this Section 9 are not intended to restrict the Executive’s use of such previously acquired knowledge.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees, if legally permissible, to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy; provided, however, that the Executive shall not be required to take any action in violation of applicable laws. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

By this Agreement, the Company is providing the Executive with rights that the Executive did not previously have. In exchange for the foregoing and the additional terms agreed to in this Agreement, the Executive agrees that: (i) he is being provided with access to Confidential Information to which he has not previously had access; and (ii) all goodwill developed with the Company’s clients, customers and other business contacts by the Executive is the exclusive property of the Company. The Executive waives and releases any claim that he should be able to use, for the benefit of any competing person or entity, Confidential Information that was previously received or developed by the Executive while working for the Company, Ashford Inc. or any entity advised by the Company.

10. NON-COMPETITION, NON-SOLICITATION AND NON-INTERFERENCE.

(a) NON-COMPETITION. During the Term and any Non-Compete Period (hereinafter defined), the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder or partner engage in any “Competitive Business”; PROVIDED, HOWEVER, the foregoing shall not prohibit or limit the Executive’s right to pursue and maintain passive investments allowed pursuant to Section 1(c) hereof.

For purposes of this Section 10(a), “Competitive Business” means acquiring, investing in or with respect to, owning, leasing, managing or developing hotel properties in the United States or in any international market in which the Company or any clients it advises conduct such business or originating or acquiring loans in respect of hotel properties in the United States or in any international market in which the Company or any clients it advises conduct such business, in each case, where the Executive had duties or performed services for the Company, which the parties stipulate is a reasonable geographic area because of the scope of the Company’s operations and the Executive’s employment with the Company. The Executive may not avoid the purpose and intent of this restriction by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

For purposes of this Section 10(a), the “Non-Compete Period” shall mean the period ending on the first anniversary of his Date of Termination.

The Executive acknowledges that the services provided by the Executive are of a special, unique, and extraordinary nature. The Executive further acknowledges that his work and experience with the Company will enhance his value to a Competitive Business, and that the nature of the Confidential Information to which the Executive has immediate access and will continue to have access during the course of his employment makes it difficult, if not impossible, for him to engage in any Competitive Business without disclosing or utilizing the Confidential Information. The Executive further acknowledges that his work and experience with the Company places him in a position of trust with the Company.

(b) NON-SOLICITATION OF EMPLOYEES. The Executive covenants and agrees that (i) during the Term, and (ii) during the period ending on the first anniversary of his Date of Termination, he shall not, without the prior written consent of the Company, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, solicit, recruit, hire or cause to be hired any employees of the Company or any of its affiliates, or any person who was an employee of the Company during the six months preceding the Executive’s Date of Termination, or solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or any of such affiliates, as applicable. The parties hereto agree that (i) the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards any employees, officers, agents or representatives of the Company (or any successor entity) shall not be deemed a breach of this Section 10(b) and (ii) the employment or engagement of such persons by an entity that is not controlled by Executive and whom Executive did not encourage, solicit or induce or in any manner attempt to encourage, solicit or induce to terminate his or her employment with the Company shall not be deemed a breach of this Section 10(b).

(c) NON-INTERFERENCE WITH COMPANY OPPORTUNITIES. The Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use or converted by Executive for the use of any person, firm, corporation, partnership, association or other entity or enterprise. Accordingly, Executive agrees that during the Term, Executive shall not, directly or indirectly, whether for his own account or on behalf of any person, firm, corporation, partnership, association or other entity or enterprise, interfere with, solicit, pursue, or in any manner make use of any such business opportunities.

(d) REASONABLE RESTRAINTS. The Executive agrees that restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding anything in this Agreement or any such plan, policy, practice or program noted above to the contrary, the timing of all payments pursuant to this Agreement or any such plan, policy, practice or program shall be subject to the timing rules specified in Section 7(h) of this Agreement.

12. FULL SETTLEMENT. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and except as expressly provided, such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), to the full extent permitted by law, all reasonable legal fees and expenses which the Executive or his beneficiaries may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive or his beneficiaries about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(a) of the Code to the extent permitted by 409A. The preceding sentence shall not apply with respect to any such contest if the court having jurisdiction over such contest determines that the Executive’s claim in such contest is frivolous or maintained in bad faith. This reimbursement obligation shall remain in effect following the Executive’s termination of employment for the applicable statute of limitations period relating to any such claim, and the amount of reimbursements hereunder during any tax year shall not affect the expenses eligible for reimbursement in any other tax year. Such reimbursements are intended to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv)(A).

13. DISPUTES.

(a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 9 or 10 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. In the event an enforcement remedy is sought under Section 10 hereof, the time periods provided for in that Section shall be extended by one day for each day the Executive failed to comply with the restriction at issue.

(b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 13(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

14. INDEMNIFICATION. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any subsidiary or affiliate of the Company, any entity advised by the Company or any new platform or entity to be created by, or spun-off from, Ashford Inc., Braemar or Ashford Trust. The Company’s obligations under this Section 14 shall be in addition to any other indemnification rights to which the Executive may be entitled.

15. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that, for a period of one (1) year following his termination of employment, he shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive’s other commitments, including business and family matters, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

16. GENERAL.

(a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 16(a).

If to the Company, to:	Ashford Hospitality Advisors, LLC
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Chief Executive Officer
with a copy to:	Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: General Counsel
and
Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
Attn: Lead Director

If to the Executive, at his last residence shown on the records of the Company.

Any such notice shall be effective (i) if delivered personally, when received, (ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two (2) days after being mailed as described above.

(b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(e) ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession; however such assignment by the Company shall not affect Executive’s rights as described in Section 8. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements, including the Original Agreement, and understandings, whether written or oral, relating to the subject matter hereof, except for any Indemnification Agreement the Executive has entered, or shall enter, into with the Company, Braemar or Ashford Trust. This Agreement may not be amended except by a written instrument hereafter signed by the Executive, the Company, and a duly authorized representative of the Board.

(g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. Jurisdiction and venue shall be solely in the federal or state courts of Dallas County, Texas. This provision should not be read as a waiver of any right to removal to federal court in Dallas County.

(h) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

(i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

(j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

(k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

(l) NON-DISPARAGEMENT. The Executive agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Term and thereafter (including following Executive’s termination of employment for any reason), the Company’s directors, officers or other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his family or his business or reputation; provided, however, the Company shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or the Company from making truthful statements or disclosures that are required by applicable law, regulation, or legal process. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any government agency or entity or making the other disclosures that are protected under whistleblower provisions of law. Executive does not need prior authorization to make such reports or disclosures and is not required to notify the Company that he has made any such report or disclosure.

(m) CODE SECTION 409A. It is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Executive under Section 409A of the Code. The Agreement shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein to avoid the application of or excise tax under Section 409A. Further, no effect shall be given to any provision herein in a manner that reasonably could be expected to give rise to adverse tax consequences under that provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

ASHFORD HOSPITALITY ADVISORS, LLC

By:	/s/ Robert G. Haiman
Name: Robert G. Haiman
Title: EVP

EXECUTIVE:

/s/ J. Robison Hays, III
J. ROBISON HAYS, III

EXHIBIT A

RELEASE AND WAIVER

THIS RELEASE AND WAIVER (the “Termination Release”) is made as of __________ by J. ROBISON HAYS, III (the “Executive”).

WHEREAS, the Executive, and the Company have entered into an Employment Agreement (the “Agreement”) dated as of [ ], effective as of [ ] and providing certain compensation and severance amounts upon the Executive’s termination of employment; and

WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the Company’s agreement to provide the compensation and severance amounts upon the Executive’s termination of employment set out in the Agreement; and

WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive’s employment by the Company;

NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1. QUALIFYING TERMINATION PAYMENTS AND CONDITIONS. The Executive and the Company acknowledge and agree that the Date of Termination is ______. Payment of the compensation and severance amounts contained in the Agreement is subject to Executive’s execution and non-revocation of the Termination Release and is due pursuant to the terms described in the Agreement. Consistent with the revocation period described below, no such payment will be due sooner than eight days following the date that Executive executes the Termination Release.

2. GENERAL RELEASE BY EXECUTIVE.

(a) The Executive knowingly and voluntarily releases, acquits, covenants not to sue and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured (collectively, the “Claims”), against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, Texas Labor Code Section 21.001, et seq. (Texas Employment Discrimination); Texas Labor Code Section 61.001, et seq. (Texas Pay Day Act); Texas Labor Code Section 62.002, et seq. (Texas Minimum Wage Act); Texas Labor Code Section 201.001, et seq. (Texas Unemployment Compensation Act); Texas Labor Code Section 401.001, et seq., specifically Section 451.001 formerly codified as Article 8307c of the Revised Civil Statutes (Texas Workers’ Compensation Act and Discrimination Issues); and Texas Genetic Information and Testing Law, each as amended, or any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized. Expressly excluded from this General Release are Claims which cannot be waived by law.

(b) The Executive represents that he has not filed or permitted to be filed against any of the Releasees, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Nothing herein shall prevent the Executive from seeking to enforce his rights under the Agreement. The Executive does not hereby waive or release his rights to any benefits under the Company’s employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.

3. ADEA RELEASE BY EXECUTIVE. The Executive hereby completely and forever releases and irrevocably discharges the Releasees, from any and all Claims arising under the Age Discrimination in Employment Act (“ADEA”) on or before the date the Executive signs this Termination Release (the “ADEA Release”), and hereby acknowledges and agrees that: (i) this Termination Release, including the ADEA Release, was negotiated at arm’s length; (ii) this Termination Release, including the ADEA Release, is worded in a manner that the Executive fully understands; (iii) the Executive specifically waives any rights or claims under the ADEA; (iv) the Executive knowingly and voluntarily agrees to all of the terms set forth in this Termination Release, including the ADEA Release; (v) the Executive acknowledges and understands that any claims under the ADEA that may arise after the date of this Termination Release are not waived; and (vi) the rights and claims waived in this Termination Release, including the ADEA Release, are in exchange for consideration over and above anything to which the Executive was already entitled.

4. GENERAL RELEASE BY COMPANY. The Company and its affiliates each does hereby fully, finally and completely release Executive from any and all Claims of any kind or nature arising out of the Executive’s employment with the Company arising from, relating to, or in any way connected with any facts or events occurring on or before the date of the Termination Release, provided, however, that the Executive is not released or discharged from his continuing obligations contained in the Termination Release, the Agreement, or in any other agreement with the Company.

5. NON-DISPARAGEMENT. The Executive covenants and agrees he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive from making truthful statements or disclosures that are required by applicable law, regulation or legal process. The Company covenants and agrees its directors, officers and other employees will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage Executive or his family or his business or reputation; provided, however, the Company shall have no liability for any communication by its employees (other than its officers) that violates this non-disparagement clause, unless an officer of the Company is made aware of such communication and fails to take appropriate action to enforce this non-disparagement clause on behalf of the Company. Notwithstanding the foregoing, nothing herein or in the Agreement shall preclude the Executive or the Company’s officers and directors from making truthful statements or disclosures that are required by applicable law, regulation, or legal process.

6. REAFFIRMATION OF CONTINUING OBLIGATIONS. Nothing in this Termination Release shall be deemed to affect or relieve the Executive from any continuing obligation contained in any other agreement with the Company or the Company’s rights with respect thereto. The Executive specifically acknowledges and reaffirms his continuing non-competition and non-solicitation obligations to the Company under the Agreement. The Executive further acknowledges that this reaffirmation is material to this Termination Release, and the Executive acknowledges and agrees that his continuing non-competition and non-solicitation obligations under the Agreement are reasonable and enforceable and that he will not challenge or violate these covenants.

7. MODIFICATION; WAIVER. No modification or addition hereto or waiver or cancellation of any provision hereof shall be valid except by a writing signed by the party to be charged therewith. No delay on the part of any party to this Termination Release in exercising any right or privilege provided hereunder or by law shall impair, prejudice or constitute a waiver of such right or privilege.

8. SEVERABILITY. If any provision contained in this Termination Release is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal or unenforceable had not been contained herein.

9. COSTS. The parties hereto agree that each party shall pay its respective costs, including attorney’s fees, if any, associated with this Termination Release.

10. FULLY UNDERSTOOD; PAYMENTS RECEIVED. By signing this Termination Release, the Executive acknowledges and affirms that he has read and understands the foregoing Termination Release, agreed to the terms of the Release Agreement, and acknowledges receipt of a copy of the Termination Release. The Executive also hereby acknowledges and affirms the sufficiency of the compensation and severance amounts recited herein. The Executive further acknowledges that upon receipt of the compensation and severance amounts recited herein, he shall not be entitled to any further payment, compensation or remuneration of any kind from the Company, with respect to the Executive’s employment with the Company or otherwise.

11. ENTIRE AGREEMENT. This Termination Release contains the entire agreement between the Executive and the Company and supersedes any and all prior understandings or agreements with respect to the subject matter hereof, whether written or oral, except as set forth herein and with respect to any of the Executive’s continuing obligations contained elsewhere (including those contained in the Agreement), which shall continue and remain in full force and effect per the terms of those covenants.

ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Company has also advised the Executive that Executive has up to twenty-one days to consider and sign the Termination Release and up to seven days after signing in which to revoke acceptance by giving notice to at by personal delivery or by mail postmarked no later than the seventh day after the Executive signs the Termination Release. The Executive acknowledges and agrees that any changes in the terms of this Termination Release, whether material or immaterial, after the date upon which the Executive first received this Termination Release shall not affect or restart the above-referenced twenty-one day consideration period.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto has executed this Termination Release under seal as of the day and year first above written.

ASHFORD HOSPITALITY ADVISORS, LLC

By:
Name:
Title:
Dated:

EXECUTIVE:

J. ROBISON HAYS, III
Dated:

EXHIBIT B

Form of Ashford Trust Restricted Stock Award Agreement

This Restricted Stock Award Agreement (this “Award Agreement”) is made and entered into as of __________, 2021 (the “Grant Date”) by and between Ashford Hospitality Trust, Inc., a Maryland corporation (the “Company”) and Rob Hays (the “Participant”). All capitalized terms in this Award Agreement shall have the meanings assigned to them herein. Capitalized terms not defined herein shall have the meanings assigned to them in the Company’s 2011 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”).

1.            Grant of Restricted Stock.  Pursuant and subject to the terms and conditions of this Award Agreement and the Plan, the Company grants to the Participant all rights, title and interest in the record and beneficial ownership of 543,000 shares (the “Restricted Stock”) of common stock, $0.01 par value per share, of the Company (“Common Stock”), on the terms and conditions and subject to the restrictions set forth in this Award Agreement and the Plan. The grant of Restricted Stock is made in consideration of the services to be rendered by the Participant to the Company, Ashford Inc. (“Advisor”) and/or their respective Affiliates and is subject to the terms and conditions of the Plan.

2.            Issuance and Transferability.  The Restricted Stock granted hereunder shall be issued to the Participant of even date herewith and shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Ashford Hospitality Trust, Inc. 2011 Stock Incentive Plan and the Restricted Stock Award Agreement dated _________, 2021, and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of such plan or grant.”

Such shares are not transferable except by will or the laws of descent and distribution or pursuant to a domestic relations order of the court in a divorce proceeding. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock or any rights relating to any of the foregoing shall be wholly ineffective and, if any such attempt is made, the Restricted Stock will be automatically forfeited by the Participant and all of the Participant’s rights to such shares shall immediately terminate without any payment or consideration by the Company, Advisor and/or their respective Affiliates.

3.            Risk of Forfeiture.  The Participant shall immediately forfeit all rights to any non-vested portion of the Restricted Stock for no consideration in the event of the Participant’s Termination of Service, if applicable, under circumstances that do not cause the Participant to become fully vested under the terms of Section 4. For the purposes of this Award Agreement, “Termination of Service” shall mean the Participant’s termination of service or employment with the Company, Advisor and each of their respective Affiliates, for any reason, and therefore, the Participant shall not be deemed to have a Termination of Service merely because of a change in the capacity in which the Participant renders service to the Company, Advisor and/or their respective Affiliates as an Employee, Consultant or Non-Employee Director or a change in the entity among the Company, Advisor and each of their respective Affiliates for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service.

4.            Vesting.  Subject to Section 3 hereof, the Participant’s rights in the Restricted Stock shall vest, and the Company’s right to repurchase such shares shall lapse over a three year period from the Grant Date according to the following schedule; provided that the Participant does not experience a Termination of Service prior to such date.

Vesting Date	Number of Shares Vesting
May 14, 2021	181,000
May 14, 2022	181,000
May 14, 2023	181,000

Notwithstanding the foregoing, should any employment or other written agreement between the Participant and the Company, Advisor, or any of their Affiliates (the “Employment Agreement”) provide for accelerated vesting of equity awards held by the Participant in the event of the Participant’s Termination of Service or a Change of Control, the terms of the Employment Agreement shall govern the treatment of the Restricted Stock granted hereunder.

5.            Ownership Rights.   Subject to the restrictions set forth in this Award Agreement and the Plan, the Participant is entitled to all voting and ownership rights applicable to the Restricted Stock, including the right to receive any dividends or other distributions that may be paid on the Restricted Stock, regardless of restriction periods with respect to the underlying Restricted Stock. For purposes of clarity, Participant shall be entitled to dividends or other distributions with respect to all shares of Restricted Stock held thereby, whether vested or unvested.

6.            Reorganization of the Company.   The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.            Recapitalization Events.   In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.

8.            Certain Restrictions.   By executing this Award Agreement, the Participant acknowledges that he has received a copy of the Plan and agrees that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this document or the terms of the Plan.

9.            Withholding. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the grant or vesting of Restricted Stock hereunder, the Participant must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state, local and other withholding obligations. The Participant may satisfy any federal, state, local or other tax withholding obligation relating to the vesting of Restricted Stock hereunder by tendering cash payment to the Company, or if permitted by the Committee, by any of the following means: (a) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise held by the Participant as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (b) delivering to the Company previously owned and unencumbered shares of Common Stock. The Company also has the right to withhold from any other compensation payable to the Participant.

10.            Tax Liability. Notwithstanding any action the Company takes with respect to any or all tax or other tax-related withholding with respect to the Restricted Stock (“Tax-Related Items”), the ultimate liability for all Tax-Related Items (and any associated penalties and interest) is and remains the Participant’s responsibility, and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock, dividends or other distributions with respect to shares of Common Stock received under this Award Agreement, or the subsequent sale or other disposition of any such shares acquired hereunder; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Participant’s liability for Tax-Related Items.

11.            No Right to Continued Service. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any capacity as a service provider to the Company, Advisor and/or their respective Affiliates. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company, Advisor and/or their respective Affiliates to terminate the Participant’s service at any time, with or without Cause.

12.            Compliance with Law. The issuance of shares of Common Stock shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel. The Participant understands that the Company is under no obligation to register any shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

13.            Notices. Any notice required to be delivered to the Company under this Award Agreement shall be in writing and addressed to the General Counsel of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Award Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company at the time such notice is to be delivered. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

14.            Governing Law.   This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland without regard to conflict of law principles.

15.            Interpretation. Any dispute regarding the interpretation of this Award Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

16.            Restricted Stock Subject to Plan. This Award Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

17.            Successors and Assigns. The Company may assign any of its rights under this Award Agreement. This Award Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Award Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom this Award Agreement may be transferred in accordance with Section 2.

18.            Severability.  The invalidity or unenforceability of any provision of the Plan or this Award Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Award Agreement, and each provision of the Plan and this Award Agreement shall be severable and enforceable to the extent permitted by law.

19.            Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock under this Award Agreement does not create any contractual right or other right to receive any Restricted Stock or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s service with the Company, Advisor and/or their respective Affiliates.

20.            No Guarantee of Tax Consequences. The Company, its Affiliates, the Board and the Committee make no commitment or guarantee to the Participant (or to any other person claiming through or on behalf of the Participant) that any federal, state, local or other tax treatment will (or will not) apply or be available to any person eligible for benefits under this Award Agreement and assume no liability or responsibility whatsoever for the tax consequences to the Participant (or to any other person claiming through or on behalf of the Participant).

21.            Claw-back Policy. This Award (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, Advisor or any of their respective Affiliates, as applicable, including, without limitation, any claw-back policy adopted to comply with the requirements of any federal or state laws and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

22.            Amendment. The Committee has the right, without the consent of the Participant, to amend, modify or terminate the Award, prospectively or retroactively; provided, that, such amendment, modification or termination shall not, without the Participant’s consent, materially reduce or diminish the value of the Award determined as if the Award had been vested and settled on the date of such amendment or termination.

23.            No Impact on Other Benefits. The value of the Participant’s Award is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar benefit, as applicable, except as otherwise provided in any employment agreement, service agreement or similar agreement in effect between the Company, Advisor and/or their respective Affiliates and the Participant.

24.            Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Award Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

25.            Headings. The headings in this Award Agreement are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

26.            Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Award Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock subject to all of the terms and conditions of the Plan and this Award Agreement.

Executed as of the _____ day of ______, 2021.

COMPANY:

ASHFORD HOSPITALITY TRUST, INC.

By:
Name: Robert G. Haiman
Title: Executive Vice President, General Counsel and Secretary

PARTICIPANT:

Name: Rob Hays